Exhibit 10.32

TeleTech Holdings, Inc.

Compensatory Arrangements — Independent Directors

The following compensatory arrangements for Independent Directors of TeleTech Holdings, Inc. (the “Company”) shall become effective was adopted by the Compensation Committee of the Board to be effective as of January 1, 2015 (the “Effective Date,” which is the date of ).  For purposes of these arrangements, the term Independent Director shall mean a director who qualifies as an “Independent Director” under the 2010 Equity Incentive Plan.

Commencing as of the Effective Date, each Independent Director shall be entitled to the following:

(a)         an annual retainer(1) of $75,000 for Board service;

(b)        additional annual retainer fees(1) for Board committee service as follows:

Chair of Audit Committee	$27,000
Other Members of Audit Committee	$13,500
Chair of Compensation Committee	$20,000
Other Members of Compensation Committee	$10,000
Chair of Nominating and Governance Committee	$15,000
Other Members of Nominating and Corporate Governance Committee	$5,000

(c)         the annual grant, as of the date of each annual stockholder meeting (commencing with the 2009 Annual Stockholder Meeting), of $75,000 of restricted stock units (RSUs), based on the fair market value of the Company’s common stock on the grant date;(2) provided, however, that the Company will not issue RSUs that are convertible into fractional shares of the Company’s common stock.(3)  The RSUs will vest in full on the earlier of: (i) the first anniversary of the date of grant; (ii) the date of the succeeding year’s annual meeting of stockholders; or (iii) any change-in-control event (as defined in the RSU agreement).(5)

(d)        for each Independent Director who first joins the Board on or after the Effective Date, an initial grant, which shall be the later of the date on which such Independent Director first joins the Board or the date on which the Compensation Committee approves the initial grant, of $100,000 of RSUs, based on the fair market value of the Company’s common stock on the grant date;(2) provided, however, that the Company will not issue RSUs that are convertible into fractional shares of the Company’s common stock.(4)  The RSUs will vest in full on the earlier of: (i) the first anniversary of the date of grant; (ii) the date of the succeeding year’s annual meeting of stockholders; or (iii) any change-in-control event (as defined in the RSU agreement). (5)

(1)              All retainer fees shall be paid quarterly in arrears, with fees earned during a fiscal quarter to be paid during the first month of the immediately succeeding quarter.  In the event an Independent Director serves as a member of the Board or a committee or as Chair of a committee for less than all of a fiscal quarter, the amount of the quarterly installment of each applicable retainer fee under paragraphs (a) and (b) above shall be pro-rated based on the number of days served during the quarter. The preceding sentence shall first apply with respect to the fiscal quarter ending June 30, 2009 for each Independent Director serving as of the Effective Date.  For example, based on the Effective Date of May 21, 2009, each Independent Director would receive 41/91 of the quarterly retainer due for the fiscal quarter ending June 30, 2009 (representing 41 of the 91 days in the second quarter of 2009).

(2)              The fair market value of the Company’s common stock shall be determined by the closing price of the Company’s common stock on the grant date or, if the Company’s common stock is not traded on the Nasdaq Stock Market (or other applicable exchange or quotation system) on the date of grant, the last preceding trading day.

(3)              For example, if the closing price of the Company’s common stock is $12.30 per share on the date of the annual meeting of stockholders, each incumbent Independent Director would receive 6,097 RSUs ($75,000 divided by $12.30 per share = 6,097.56 RSUs, with any and all fractional shares disregarded).

(4)              For example, if the closing price of the Company’s common stock is $12.20 per share on the date that an Independent Director is appointed to the Board, the Independent Director would receive 8,196 RSUs ($100,000 divided by $12.20 per share = 8,196.72 RSUs, with any and all fractional shares disregarded).

(5)              Both the initial and annual equity grants are subject to the Stock Ownership Guidelines for the Board of Directors.  Board members are required to hold shares equaling three times their annual cash retainer.  Each member will be required to retain 75% of net Fair Market Value vested shares until the stock ownership guideline is met; each member has five years to achieve this guideline.